EXHIBIT 99.1

City National Acquires Banking Operations of Sun West Bank of Nevada

Expands Commitment to Nevada

Adds $352 Million in Assets and $311 Million in Deposits

LOS ANGELES, May 28, 2010 (GLOBE NEWSWIRE) -- City National Corporation (NYSE:CYN) today announced that its wholly owned subsidiary, City National Bank, has acquired the banking operations of Las Vegas-based Sun West Bank in a purchase and assumption agreement with the Federal Deposit Insurance Corporation (FDIC).

City National will acquire seven banking offices and approximately $352 million in assets, including about $252 million in loans that will be subject to a loss-sharing agreement with the FDIC. It also will assume about $311 million of deposits. These amounts reflect balances on April 27, 2010. Most of the deposits were acquired at a premium of approximately 0.67 percent.

"The cost-effective acquisition of Sun West Bank expands City National's commitment to Nevada and reflects our confidence in the state's long-term economic prospects," said Chief Executive Officer Russell Goldsmith. "Sun West and City National fit well together, especially given that all seven of Sun West's banking offices are located in the northern and southern Nevada communities that City National now serves. When the integration is complete, clients of both banks will enjoy the added convenience and capabilities of an expanded branch network as well as the outstanding service and financial solutions of America's 27th largest bank."

City National has been doing business in Nevada since 2007, and today the company employs about 90 residents. Statewide, the company now has eight branches, including two full-service regional centers in Las Vegas and Reno.

Today's acquisition announcement follows a decision by the Nevada Financial Institutions Division to close Sun West Bank and appoint the FDIC as receiver. Sun West's $311 million of deposits include approximately $83 million in core deposits and $228 million in certificates of deposit. Its $252 million loan portfolio consists of $185 million in commercial real estate and commercial and industrial loans as well as $67 million in construction loans. City National Bank did not assume any of Sun West's consumer or residential loans, which total approximately $6.2 million.

All of Sun West Bank's branches will reopen for normal business hours on Tuesday, June 1, following the Memorial Day holiday. They will continue to operate under the Sun West name for a period of time that may extend until the company's systems are merged with those of City National Bank in the second half of 2010. Until then, Sun West's clients should continue to use the same branches they do today.

Sun West's depositors will benefit from the strength and soundness of City National Bank. Their insured deposit accounts will remain insured by the FDIC, just as they were before the acquisition. Sun West's clients will retain complete access to their money, and they may continue to write checks and use their ATM and debit cards. Checks drawn on Sun West Bank will continue to be processed.  Loan customers should continue to make their payments as usual.

ABOUT CITY NATIONAL

City National Bank is the wholly owned subsidiary of City National Corporation. It is backed by $20.1 billion in total assets, and provides banking, investment and trust services through 73 offices, including 17 full-service regional centers, in Southern California, the San Francisco Bay Area, Nevada and New York City. The company and its investment affiliates manage or administer $55.8 billion in client investment assets, including nearly $36 billion under direct management.

Today's announcement marks the third FDIC-assisted acquisition made by City National, which acquired San Diego-based 1st Pacific Bank of California on May 7, 2010 and La Jolla, Calif.-based Imperial Capital Bank on December 18, 2009.

For more information about City National, visit the company's Website at cnb.com.

The City National Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3142

SAFE-HARBOR LANGUAGE

This news release contains forward-looking statements about the company, for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the company's possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the company's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) local, regional and international business, economic and political conditions, (2) volatility in financial markets, including capital and credit markets, (3) significant changes in banking laws or regulations, including without limitation, financial services reform, (4) increases and required prepayments in Federal Deposit Insurance Corporation premiums and special federal assessments on financial institutions due to market developments and regulatory changes, (5) changes in the level of nonperforming assets, charge-offs, other real estate owned and provision expense, (6) incorrect assumptions in the value of the loans acquired in FDIC-assisted acquisitions resulting in greater than anticipated losses in the acquired loan portfolios exceeding the losses covered by the loss-sharing agreements with the FDIC, (7) changes in inflation, interest rates, and market liquidity which may impact interest margins and impact funding sources, (8) adequacy of the company's enterprise risk management framework, (9) company's ability to increase market share and control expenses, (10) company's ability to attract new employees and retain and motivate existing employees, (11) increased competition in the company's markets, (12) changes in the financial performance and/or condition of the company's borrowers, including changes in levels of unemployment, changes in customers' suppliers, and other counterparties' performance and creditworthiness, (13) a substantial and permanent loss of either client accounts and/or assets under management at the company's investment advisory affiliates or its wealth management division, (14) changes in consumer spending, borrowing and savings habits, (15) soundness of other financial institutions which could adversely affect the company, (16) protracted labor disputes in the company's markets, (17) earthquake, fire or other natural disasters affecting the condition of real estate collateral, (18) the effect of acquisitions and integration of acquired businesses and de novo branching efforts, (19) the impact of changes in regulatory, judicial or legislative tax treatment of business transactions, (20) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies, and (21) the success of the company at managing the risks involved in the foregoing.

Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance, including the factors that influence earnings.

For a more complete discussion of these risks and uncertainties, see the company's Annual Report on Form 10-K for the year ended December 31, 2009 and particularly Part I, Item 1A, titled "Risk Factors."

CONTACT:  City National Corporation
          Financial/Investors
          Christopher J. Carey
            310.888.6777
            Chris.Carey@cnb.com
          Media
          Paul Stowell
            702.952.4415
            Cell: 702.525.9288
            paul.stowell@cnb.com